SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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RONSON CORPORATION (Name of Registrant as Specified In Its Charter)

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RONSON CORPORATION
Corporate Park III
Campus Drive
Post Office Box 6707
Somerset, New Jersey 08875

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 27, 2005

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Ronson Corporation (the “Company”) will be held at the Quality Inn, 1850 Easton Avenue, Somerset, New Jersey, on October 27, 2005, at 10 o’clock a.m. (Eastern Daylight Time) for the following purposes:

1.	To elect four (4) directors; including one (1) Class I director and three (3) Class III directors;

2.	To ratify the appointment of Demetrius & Company, L.L.C., as independent auditors for the Company for the year 2005; and

to consider and act upon such other business which may properly come before the Meeting.

        The Board of Directors has fixed the close of business on September 20, 2005, as the time as of which the stockholders of record entitled to notice of and to vote at the Meeting will be determined.

        You are cordially invited to attend the Meeting in person or to send a proxy so that your shares may be represented. Even though you have sent a proxy, if you attend the Meeting in person, you may revoke the proxy and vote your shares in person.

        A proxy is enclosed with this notice, together with a postage-paid return envelope. Please sign and date the proxy and mail it in the return envelope.

/s/ Justin P. Walder

Justin P. Walder Secretary

Dated:  September 27, 2005

RONSON CORPORATION
Corporate Park III
Campus Drive
Post Office Box 6707
Somerset, New Jersey 08875

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
October 27, 2005

        The enclosed proxy is solicited by the Board of Directors (the “Board”) of Ronson Corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on October 27, 2005, at 10 o’clock a.m. (Eastern Daylight Time), at the Quality Inn, 1850 Easton Avenue, Somerset, New Jersey, and at any adjournment thereof. The Meeting has been called for the following purposes:

1.	To elect four (4) directors; including one (1) Class I director and three (3) Class III directors;

2.	To ratify the appointment of Demetrius & Company, L.L.C., as independent auditors for the Company for the year 2005; and

to consider and act upon such other business which may properly come before the Meeting.

        Stockholders are requested to date and execute the enclosed form of proxy and return it in the postage-paid return envelope provided. If the enclosed proxy is signed and returned prior to the Meeting, it will be voted, unless subsequently revoked, in accordance with the specification made thereon or, if no specification is made, in accordance with the recommendations of Management. The enclosed proxy may be revoked at any time prior to the voting thereof by notifying the Secretary of the Company in writing of the revocation or by filing with the Secretary another duly executed proxy bearing a later date. Even though you have sent a proxy, if you attend the Meeting in person, you may revoke the proxy and vote your shares in person. Under New Jersey law, your attendance at the Meeting by itself does not revoke your proxy, a written notice of revocation filed with the Secretary of the Meeting prior to the voting of the proxy is also necessary.

        This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about September 29, 2005. The expenses of preparing, assembling, printing and mailing these proxy materials will be paid by the Company.

        The Company will also reimburse brokers, fiduciaries and nominees for the cost of forwarding proxies and proxy statements to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company may also solicit proxies in person or by telephone. Directors and officers of the Company who may also solicit proxies will receive no additional compensation for rendering such services. To assist in the solicitation of proxies from all stockholders, including brokers, bank nominees, institutional holders and others, the Company has engaged Georgeson Shareholder of New York City for a fee estimated to be approximately $6,000 plus out of pocket expenses.

Quorum and Voting

        The Company has outstanding only one class of voting securities, Common Stock. Each share of Common Stock is entitled to one vote. Only stockholders of record at the close of business on September 20, 2005, are entitled to vote at the Meeting. There were 4,321,194 shares of the Company’s Common Stock outstanding at the close of business on September 20, 2005.

        The affirmative vote of holders of a majority of the Company’s Common Stock present at the Meeting in person or by proxy is required to elect four (4) Company directors, and to ratify the appointment of Demetrius & Company, L.L.C., as the Company’s independent auditors for the year 2005, provided that a quorum, consisting of at least a majority of the Company’s outstanding Common Stock, is present.

        For purposes of determining the presence of a quorum, abstentions and broker “non-votes” are counted as represented. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares. In order to be approved, each proposal being considered requires the affirmative vote of a majority of the votes cast. For that purpose, abstentions and broker non-votes will not affect the voting results.

Principal Holders of the Company’s Voting Securities

        Set forth below are the persons who, to the best of management’s knowledge, own beneficially more than five percent of any class of the Company’s voting securities, together with the number of shares so owned and the percentage which such number constitutes of the total number of shares of such class presently outstanding:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Louis V. Aronson II	1,215,456 (1)	28.1% (1)
Campus Drive
P.O. Box 6707
Somerset, New Jersey 08875

Common	Carl W. Dinger III	509,735 (2)	11.8% (2)
P.O. Box 150
Green Village, New Jersey 07935

Common	Steel Partners II, L.P.	417,265 (3)	9.7% (3)
590 Madison Avenue
32nd Floor
New York, New York 10022

Common	Howard M. Lorber	327,384 (4)	7.6% (4)
70 East Sunrise Highway
Valley Stream, New York 11581

(1)
The Ronson Corporation Retirement Plan (“Retirement Plan”) is the beneficial owner of 208,214 shares. The shares held by the Retirement Plan are voted by the Retirement Plan’s trustees, Messrs. L.V. Aronson and Ganz. If the shares held by the Retirement Plan were included in Mr. L.V. Aronson’s beneficial ownership, Mr. L.V. Aronson’s beneficial ownership would be 1,423,670 shares, or 32.9% of the class. If the shares held by the Retirement Plan were included in Mr. Ganz’s beneficial ownership, Mr. Ganz’s beneficial ownership would be 254,902 shares, or 5.9% of the class. The Retirement Plan’s holdings were reported in 1988 on a Schedule 13G, as amended September 22, 1997, adjusted for the April 15, 2005, 5% stock dividend.

(2)
509,735 shares of Common Stock owned directly. This information was provided to the Company by Mr. Dinger on a Form 4 dated March 28, 2005, adjusted for the April 15, 2005, 5% stock dividend. Mr. Dinger has provided the Company’s Board of Directors an irrevocable proxy to vote these shares. (Refer to “Transactions with Management and Others” below.)

(3)
Steel Partners, L.L.C., the general partner of Steel Partners and Mr. Warren G. Lichtenstein, the sole executive officer and managing member of Steel Partners, L.L.C., are also beneficial owners of the shares. This information was obtained from a Schedule 13D/A filed with the SEC on April 14, 2005, by Steel Partners II, L.P., and Mr. Lichtenstein.

(4)
327,384 shares of Common Stock owned directly by Mr. Lorber. This information was obtained from a Schedule 13D filed with the SEC on January 27, 2000, by Mr. Lorber, adjusted for the April 15, 2005, 2004, 2003 and 2002, 5% stock dividends.

Security Ownership of Management

        The following table shows the number of shares of Common Stock beneficially owned by each director, each named executive officer, and by all directors and officers as a group as of September 20, 2005, and the percentage of the total shares of Common Stock outstanding on September 20, 2005, owned by each individual and by the group shown in the table. Individuals have sole voting and investment power over the stock shown unless otherwise indicated in the footnotes:

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Louis V. Aronson II	1,215,456	(3)	28.1%	(3)
Robert A. Aronson	15,338			(1)
Barbara L. Collins	1,050			(1)
Edward E. David, Jr	500			(1)
Paul H. Einhorn	9,840			(1)
Erwin M. Ganz	46,688	(3)	1.1%	(3)
I. Leo Motiuk	9,876			(1)
Gerard J. Quinnan	12,141			(1)
Justin P. Walder	72,610		1.7%
Daryl K. Holcomb	58,532		1.4%
All directors and officers as a group
(ten (10) individuals including those named above)	1,442,031		32.7%

(1)	Shares owned beneficially are less than 1% of total shares outstanding.

(2)	Shares listed as owned beneficially include 39,319 shares subject to option under the Ronson Corporation 1996 and 2001 Incentive Stock Option Plans as of September 20, 2005, as follows:

Number of Common Shares Under Option
Robert A. Aronson	2,639
Erwin M. Ganz	6,582
Justin P. Walder	8,682
Daryl K. Holcomb	21,416
All directors and officers as a group (ten (10)
individuals including those named above)	39,319

(3)
Does not include 208,214 shares of Common Stock owned by the Retirement Plan. The shares held by the Retirement Plan are voted by the Retirement Plan’s trustees, Messrs. L.V. Aronson and Ganz. If the shares held by the Retirement Plan were included in Mr. L.V. Aronson’s beneficial ownership, Mr. L.V. Aronson’s beneficial ownership would be 1,423,670 shares, or 32.9% of the class. If the shares held by the Retirement Plan were included in Mr. Ganz’s beneficial ownership, Mr. Ganz’s beneficial ownership would be 254,902 shares, or 5.9% of the class.

1. ELECTION OF DIRECTORS

        Pursuant to the Company’s Certificate of Incorporation and Bylaws, four (4) directors are to be elected at this year’s Meeting of whom three (3) are to fill Class III director positions that will expire with the 2008 Annual Meeting of Stockholders. The Nominating Committee of the Board has nominated Messrs. Louis V. Aronson II, Paul H. Einhorn and I. Leo Motiuk for election as Class III directors.

        One (1) director, Dr. Edward E. David, Jr., is to be elected as a Class I director to fill a vacancy caused by the death of Mr. Saul H. Weisman on September 8, 2005. Dr. David was appointed to the Board on September 22, 2005.

        Proxies will be voted for the election of such nominees unless contrary instructions are set forth on the proxy.

        The Board of Directors recommends that stockholders vote FOR the three nominated directors to fill the Class III positions and the one nominated director to fill the Class I position.

        The following table contains information regarding the present Board, including information regarding the nominees for election, who are currently directors of the Company:

Name of Director	Age	Period Served as Director	Term as Director Expires	Positions and Offices with Company Presently Held (other than that of Director); Business Experience Durin Past Five Years (with Company unless otherwise noted)

Louis V. Aronson II	82	1952- Present	2005	President & Chief Executive Officer; Chairman of Executive Committee.

Robert A. Aronson	56	1993- Present	2007	Managing Member of Independence Leather, L.L.C., Mountainside, NJ, the principal business of which is the import of leather products, 1996 to present; son of the President & Chief Executive Officer of the Company.

Barbara L. Collins	51	2004- Present	2006	Member of Compensation Committee; Nominating Committee and Audit Committee; President and CEO of The Whistling Elk, Chester, NJ, the principal business of which is home furnishing and interior decorating, 1990 to present; Vice President of Human Resources of Van Heusen Retail Division of Phillips-Van Heusen Corporation, the principal business of which is retail apparel, 1986 to 1990.

Edward E. David, Jr	80	September 22, 2005-Present	2005	President, EED, Inc., the principal business of which is advising industry, government and universities on technology, research and innovation management, 1977 to present; Affiliate of The Washington Advisory Group, 2004 to present, the principal business of which is providing strategic counsel and management advice; Principal and Vice President, Treasurer, The Washington Advisory Group, 1997 to 2004; President, Exxon Research and Engineering, the principal business of which is research, development, engineering and technical service for Exxon Corporation, 1977 to 1985; Executive Vice President, R&D and Planning, Gould, Inc. the principal business of which was organizing and directing U.S. laboratories to support business strategies based on new products and technologies, 1973 to 1977; Science Advisor to the President of the United States, 1970-1973; Executive Director, Research, Bell Telephone Laboratories, 1950-1970; Life Member MIT Corporation, Member of Executive Committee, 1974-present.

Name of Director	Age	Period Served as Director	Term as Director Expires	Positions and Offices with Company Presently Held (other than that of Director); Business Experience Durin Past Five Years (with Company unless otherwise noted)

Paul H. Einhorn	90	2004- Present	2005	Chairman of Audit Committee; Member of Compensation Committee and Nominating Committee; Management Consultant - CPA, 1985 to Present; Director, Vice Chairman of Board and Member of Executive Committee, Valley National Bank, Passaic, NJ, 1968 to 1985; President and CEO, Universal Manufacturing Corporation, the principal business of which was manufacturing of fluorescent lighting components, 1968 to 1990.

Erwin M. Ganz	76	1976- Present	2007	Member of Executive Committee; Consultant for the Company, 1994 to present; Executive Vice President-Industrial Operations, 1975 to 1993; Chief Financial Officer, 1987 to 1993.

I. Leo Motiuk	60	1999- Present	2005	Member of Audit Committee; Counsel, Windels Marx Lane & Mittendorf, LLP, Attorneys at Law, New Brunswick, NJ; Attorney, 2004 to present; Former partner in Shanley Fisher, P.C., Attorneys at Law, Morristown, NJ, 1990 to 1999.

Gerard J. Quinnan	77	1996- Present	2006	Member of Compensation Committee and Nominating Committee, Consultant for the Company, 1990 to present; Vice President- General Manager of Ronson Consumer Products Corporation, 1981 to 1990.

Justin P. Walder	69	1972- Present	2007	Secretary; Assistant Corporation Counsel; Member of Executive Committee; Principal in Walder, Hayden & Brogan, P.A., Attorneys at Law, Roseland, NJ.

        No director also serves as a director of another company registered under the Securities Exchange Act of 1934, except for Dr. David who serves as a director of DeCorp, Medjet, Inc., and Spacehab, Inc.

        The following table sets forth certain information concerning the executive officers of the Company:

Name	Age	Period Served as Officer	Positions and Offices with Company; Family Relationships

Louis V. Aronson II	82	1953 - Present	President & Chief Executive Officer; Chairman of the Executive Committee; Director.

Daryl K. Holcomb	54	1996 - Present	Vice President & Chief Financial Officer, Controller & Treasurer;

		1993 - 1996	Chief Financial Officer, Controller & Treasurer;

		1988 - 1993	Controller & Treasurer; No family relationship.

Justin P. Walder	69	1989 - Present	Secretary;

		1972 - Present	Assistant Corporation Counsel; Director; No family relationship.

        Messrs. L.V. Aronson and Holcomb have been employed by the Company in an executive capacity for at least the five year period immediately preceding the date hereof. Mr. Walder has been Secretary, Assistant Corporation Counsel and Director of the Company and a principal in Walder, Hayden & Brogan, P.A., Attorneys at Law, for at least the five year period preceding the date hereof.

Certain Relationships and Related Transactions

        Refer to Compensation Committee Interlocks and Insider Participation below for information in response to this item.

        During the year ended December 31, 2004, no director or officer of the Company was indebted to the Company or its subsidiaries.

BOARD OF DIRECTORS

        The Board of the Company held nine (9) regular meetings during 2004. During the year 2004, each of the directors in office, including those standing for reelection, attended more than 75% of the total number of meetings of the Board and Committees on which the director served, except for Mr. Einhorn, who was unable to attend one of the two meetings held after he joined the Board.

        The Board currently has four standing Committees: Executive, Nominating, Audit and Compensation.

Executive Committee

        The Executive Committee consists of three individuals: Messrs. L.V. Aronson (Chairman), Ganz, and Walder. The Executive Committee is empowered to exercise all the powers of the Board when the Board is not in session or when a quorum of the Board does not attend a meeting properly called, except that it shall not act in conflict with any action or position previously taken by the Board nor take certain other actions reserved to the Board. The Executive Committee met nine (9) times during 2004.

Nominating Committee

        The Nominating Committee makes recommendations to the Board concerning the composition of the Board, including its size and the qualification of its membership. It also recommends nominees to fill vacancies or new positions on the Board and a slate of directors to serve as the Board’s nominees for election by the stockholders at the Annual Meeting. The Nominating Committee also reviews and makes recommendations to the Board concerning assignments to Board Committees.

        The Company’s Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is posted on the investor relations page of its website, www.ronsoncorp.com.

        The Nominating Committee consists of three individuals: Ms. Collins and Messrs. Einhorn and Quinnan. Ms. Collins was appointed to the Nominating Committee on September 14, 2005 to fill the vacancy due to Mr. Weisman’s death on September 8, 2005. Mr. Weisman served on the Nominating Committee from October 21, 2004, until his death on September 8, 2005. All members of the Nominating Committee are independent directors, as that term is defined by the rules and regulations of the NASDAQ. Prior to October 21, 2004, the Nominating Committee consisted of Messrs. L.V. Aronson, Ganz and Walder. The Nominating Committee met one (1) time during 2004.

        Nominations for the election of directors may be made by stockholders entitled to vote in the election of directors. The Committee will give due consideration to all nominations presented by stockholders provided the stockholders give timely Notice thereof in writing to the Secretary of the Company. To be timely, such Notice must be delivered to, or mailed by United States Postal Service certified first class, postage prepaid, and received at the principal executive offices of the Company (1) with respect to an election at the 2006 Annual Meeting of Stockholders (a) not later than July 29, 2006, ninety (90) days prior to the first anniversary of the 2005 Annual Meeting, or (b) in the event the date of the Annual Meeting is more than sixty (60) days before such anniversary date, not later than ten (10) days after the earlier of the date on which public announcement of the date of such Meeting is first made by the Company or the date the Company first mails Notice of such Meeting to stockholders, and (2) with respect to an election to be held at a Special Meeting of Stockholders, not later than ten (10) days after the earlier of the date on which public announcement of such Meeting is first made by the Company or the date the Company first mails to stockholders Notice of the Special Meeting.

Audit Committee

        The Audit Committee of the Board of Directors reports to the Board regarding the appointment of the Company’s public accountants, the scope and results of its annual audits, compliance with accounting and financial policies and management’s procedures and policies relative to the adequacy of internal accounting controls.

        The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be found on the investor relations page of its website www.ronsoncorp.com.

        Each member of the Audit Committee is an independent director, as independence is defined in the listing standards of the NASDAQ relating to audit committee members. Each member of the Audit Committee is “financially literate” as required by NASDAQ rules. The Board of Directors has determined that Mr. Einhorn, the Audit Committee Chairman, is an “audit committee financial expert” as defined by regulations adopted by the Securities and Exchange Commission and meets the qualifications of “financial sophistication” in accordance with NASDAQ rules. Stockholders should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of the Board.

        The Audit Committee consists of three independent directors: Mr. Einhorn (Chairman), Ms. Collins and Mr. Motiuk. The Audit Committee met two (2) times during 2004. Ms. Collins was appointed to the Audit Committee on September 14, 2005, to fill the vacancy due to the death of Mr. Weisman.

Report of the Audit Committee

        March 10, 2005

        To the Board of Directors of Ronson Corporation:

        We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2004.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committee”, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee: Paul H. Einhorn, Chairman I. Leo Motiuk Saul H. Weisman

Compensation Committee

        The Compensation Committee was formed October 21, 2004. The Compensation Committee makes recommendations to the Board reviewing objectives relevant to the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers of the Company in light of the goals and objectives of the Company and approves their annual compensation packages, including base salaries, stock options, variable pay amounts and variable pay standards, based on these evaluations. The Committee also makes an annual report on executive compensation in the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission and other regulatory bodies. In addition, the Compensation Committee reviews and recommends to the full Board of Directors, executive incentive compensation plans and equity-based plans in which executive officers and members of the Board of Directors are eligible to participate.

        The Company’s Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is posted on the investor relations page of its website, www.ronsoncorp.com.

        The Compensation Committee consists of three individuals: Ms. Collins and Messrs. Einhorn and Quinnan. All members of the Compensation Committee are independent directors, as that term is defined by the rules and regulations of the NASDAQ. There were no Compensation Committee meetings in 2004.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The Summary Compensation Table presents compensation information for the years ended December 31, 2004, 2003, and 2002, for the Chief Executive Officer and the other executive officer of the Company whose salary and bonus exceeded $100,000.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensa- tion	All Other Compen-
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Options/ SARS (#) (2)	sation ($) (3)
Louis V. Aronson II	2004	$616,120	$51,788	—	$19,435
President & Chief	2003	616,120	70,570	—	19,005
Executive Officer	2002	618,822	—	23,153	16,911

Daryl K. Holcomb	2004	$165,000	$19,122	—	$3,809
Vice President &	2003	157,813	25,454	—	3,156
Chief Financial Officer,	2002	157,500	—	11,576	3,575
Controller & Treasurer

(1)
The compensation included in the bonus column is an incentive payment resulting from the attainment by the Company’s operating subsidiaries of certain levels of net sales and profits before taxes. The incentive compensation, however, earned in 2002 by Messrs. L.V. Aronson and Holcomb of $37,421 and $12,995, respectively, was waived by them.

(2)	The options included in Long-Term Compensation have been retroactively adjusted to reflect the 5% Common Stock dividend issued April 15, 2005.

(3)
In 2004 all Other Compensation included matching credits by the Company under its Employees’ Savings Plan (Mr. L.V. Aronson, $4,100; Mr. Holcomb, $3,809) and the cost of term life insurance included in split-dollar life insurance policies (Mr. L.V. Aronson, $15,336).

OPTION GRANTS IN LAST FISCAL YEAR

        None.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

        The following table summarizes, for each of the named executive officers, options exercised during the year and the number of stock options unexercised at December 31, 2004. “In-the-money” options are those where the fair market value of the underlying securities exceeds the exercise price of the options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

	Number of Shares Acquired		Number of Unexercised Options at FY-End (5) (6)		Value of In-the-Money Options at FY-End (4) (6)
Name	on Exercise	Value Realized (1)	Exercisable (2)	Unexercisable (3)	Exercisable	Unexercisable
L.V. Aronson II	9,116	$3,952	-	-	-	$-
D.K. Holcomb	5,469	546	21,416	-	18,349	-

(1)	The value realized equals the market value of the Common Stock acquired on the date of exercise minus the exercise price.

(2)	The exercisable options held by the named executive officers at December 31, 2004, are exercisable at any time and expire on July 6, 2006, and September 12, 2007.

(3)	The value of the unexercised options was determined by comparing the average of the bid and ask prices of the Company’s Common Stock at December 31, 2004, to the option prices.

(4)	The exercise prices of the options held at December 31, 2004, adjusted for the 5% Common Stock dividend issued April 15, 2005, were as follows:

	Number	Exercise Price
D.K. Holcomb	9,840 11,576	$ 0.9905 0.9823

(5)	The number of unexercised options held at December 31, 2004, has been adjusted for the 5% Common Stock dividend declared February 15, 2005.

LONG-TERM INCENTIVE PLANS

        None.

PENSION PLAN

        No named executive is a participant in a defined benefit pension plan of the Company.

COMPENSATION OF DIRECTORS

        Directors who are not officers of the Company receive an annual fee of $10,000 and, in addition, are compensated at the rate of $750 for each meeting of the Company’s Board of Directors actually attended and $450 for each meeting of a Committee of the Company’s Board of Directors actually attended. Officers receive no compensation for their services on the Board or on any Committee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

        Mr. L.V. Aronson II has been a party to an employment contract with the Company dated September 21, 1978, which, as amended on July 24, 1980, July 1, 1982, October 11, 1985, July 7, 1988, May 10, 1989, August 22, 1991, May 22, 1995, June 11, 1997, December 17, 1998, and September 19, 2001, provided for a term expiring December 31, 2004. The employment contract provided for the payment of a base salary which is to be increased 7% as of January 1 of each year. Mr. L.V. Aronson waived a 7% salary increase due January 1, 2004. Also, Mr. L.V. Aronson had waived a 7% salary increase due January 1, 2003, under the terms of the existing contract. In addition, in February 2002 Mr. L.V. Aronson offered and accepted a 5% reduction in his base salary provided for by the terms of his employment contract. Previously, Mr. L.V. Aronson had offered and accepted other reductions in his base salary provided by the terms of his employment contract. During 1990 Mr. L.V. Aronson offered and accepted a 5% reduction in his base salary provided for by the terms of his employment contract, and, in addition, waived a 7% salary increase due January 1, 1991, under the terms of the contract. During 1992 Mr. L.V. Aronson offered and accepted a 7% reduction in his base salary. Effective September 1, 1993, Mr. L.V. Aronson offered and accepted a further 5% reduction in his base salary.

        On November 24, 2003, the Company and Mr. L.V. Aronson entered into a new employment agreement which became effective upon the December 31, 2004 expiration of the existing agreement. The new three-year agreement provides for a term expiring on December 31, 2007, and provides for the payment of a base salary which is to be increased 3.5% as of January 1 of each year beginning in 2005, subject to the Company reporting operating earnings in the year prior to each increase. Mr. L.V. Aronson waived the 3.5% increase due on January 1, 2005. Both the existing and new contracts also provide that the Company shall reimburse Mr. L.V. Aronson for expenses, provide him with an automobile, and pay a death benefit equal to two years’ salary. The Company has purchased term insurance with a face amount of $1,000,000 to provide coverage for a substantial portion of the potential death benefit, payable to the Company. Under both of the employment contracts, Mr. L.V. Aronson’s full compensation will continue in the event of Mr. L.V. Aronson’s disability for the duration of the agreement or one full year, whichever is later. The employment contracts also provide that if, following a Change in Control (as defined in the employment contract), Mr. L.V. Aronson’s employment with the Company terminated under prescribed circumstances as set forth in the employment contract, the Company will pay Mr. L.V. Aronson a lump sum equal to the base salary (including the required increases in base salary) for the remaining term of the employment contracts.

REPRICING OF OPTIONS

        No options were repriced during the year ended December 31, 2004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Board of the Company, as a whole, has historically provided overall guidance of the Company’s executive compensation program. All members of the Board have participated in the review and approval of each of the components of the Company’s executive compensation program described below, except that no director who is also a Company employee has participated in the review and approval of his compensation. Directors of the Company who are also current employees of the Company are Messrs. L.V. Aronson and Walder. Directors of the Company who are also former employees of the Company are Messrs. R.A. Aronson, whose employment with the Company ceased in 1987, Ganz, who retired from the Company in 1993, and Quinnan, who retired from Ronson Consumer Products in 1990. Mr. Ganz has a consulting agreement with the Company for the period ending December 31, 2006, which is cancelable at any time by either party with 180 days notice and, effective January 1, 2005, provides compensation at the annual rate of $95,000, plus participation in the Company’s health and life insurance plans and the use of an automobile. In the year ended December 31, 2004, Mr. Ganz was compensated $87,500 for his services. Mr. Quinnan performs consulting services for the Company and Ronson Consumer Products at a specific daily rate. In 2004 Mr. Quinnan was compensated $24,300 for his services.

        Management believes that the terms received by the Company in these transactions are as favorable to the Company as the Company could receive from an unaffiliated third party.

TRANSACTIONS WITH MANAGEMENT AND OTHERS
(other than those reported above)

        In October 1998 the Company entered into a consulting agreement with Mr. Carl W. Dinger III, a greater than 5% shareholder of the Company. The agreement provided that Mr. Dinger perform certain consulting services for the Company for a period ending on April 7, 2000. The Company and Mr. Dinger entered into a second consulting agreement effective upon the expiration date of the original agreement. This agreement provided that Mr. Dinger continue to perform consulting services for the Company through April 7, 2004 at a fee of $7,000 per month. During 2004 the agreement was extended on a month-to-month basis through July 7, 2004. A new consulting agreement was effective on July 8, 2004, which provides that Mr. Dinger continue to perform consulting services at a fee of $7,000 per month for the Company for a period of thirty-six months through July 7, 2007. Mr. Dinger was compensated $84,000 during each of the years ended December 31, 2004, 2003 and 2002, under the agreements.

        In October 1998 Mr. Dinger granted an option to the Company to purchase the 186,166 shares of the Company’s common stock then held by Mr. Dinger. The option was for a period of 18 months expiring on April 7, 2000, and the exercise price of the option was $5.25 per share. In 2000 Mr. Dinger granted a new option to the Company, to purchase the shares of the Company’s common stock held by Mr. Dinger. The option was for a period of 48 months, expiring April 7, 2004. The exercise price of the option was $5.25 per share for the first two years and $7.50 per share in the second two-year period. The cost of the option was $4,000 per month for the period of the option or until exercised. In March 2000 Mr. Dinger purchased 276,528 shares of newly issued restricted common stock of the Company at a price of $2.06 per share.

        During 2004 the option agreement was extended on a month-to-month basis through July 7, 2004. A new option agreement was effective on July 8, 2004. The new option granted by Mr. Dinger is for a period of 36 months, expiring on July 7, 2007. The exercise price of the option is $6.50 per share for the 509,735 shares now held by Mr. Dinger. The cost of the option is $4,000 per month for the period of the option or until exercised. As part of each of the option agreements, Mr. Dinger has granted the Board of Directors of the Company an irrevocable proxy to vote the optioned shares during the term of the option. The Company expended $48,000 for the options during each of the years ended December 31, 2004, 2003 and 2002.

        During the year ended December 31, 2004, the Company and Ronson Consumer Products were provided printing services by Michael Graphics, Inc., a New Jersey corporation, amounting to $82,488. A greater than 10% shareholder of Michael Graphics, Inc. is the son-in-law of the Company’s president.

REPORT ON EXECUTIVE COMPENSATION

        As stated above, the Board, as a whole, has provided overall guidance of the Company’s executive compensation program. The program covers the named executive officers, all other executive officers and other key employees. The program has three principal components: base salary, annual cash incentives under the Company’s Management Incentive Plan (“MIP”), and stock options under the Company’s Incentive Stock Option Plans (“ISO Plans”). Mr. L.V. Aronson’s base salary is determined by the terms of his employment contract discussed above, except for the reductions which have been offered and accepted from time to time by Mr. L.V. Aronson. The amendments, also detailed above, to Mr. L.V. Aronson’s employment contract and the reductions offered by him and accepted from time to time by Mr. L.V. Aronson have been reviewed and approved by the Board. The Board also reviewed and approved the salaries of all of the other executive officers. Prior to the beginning of the fiscal year, the Board reviewed and approved which employees participate in the Company’s MIP and the criteria which will determine the cash awards under the plan to the participants after the close of the fiscal year. The Board also reviewed and approved all awards under the Company’s ISO Plans.

        On October 21, 2004, the Board formed a separate Compensation Committee composed of Ms. Collins and Messrs. Einhorn and Quinnan. The Compensation Committee is now responsible for making recommendations to the Board regarding the executive compensation program.

        The base salaries are intended to meet the requirements of the employment contract in effect for Mr. L.V. Aronson and to fairly compensate all the officers of the Company for the effective exercise of their responsibilities, their management of the business functions for which they are responsible, their extended period of service to the Company and their dedication and diligence in carrying out their responsibilities for the Company and its subsidiaries. In 2004 and prior years, the Board, after review, has approved increases to the other executive officers.

        The Company’s MIP is based on the financial performance of the Company’s subsidiaries and is adopted annually, after review, for the ensuing year by the Board. Each year the Board sets the formula for determining incentive compensation under the MIP for the Company and each subsidiary based upon (1) the amount net sales exceed thresholds established by the Board and (2) pretax profits as a percent of net sales. The Board determines who of the Company’s and its subsidiaries’ key employees are eligible to participate in the MIP and what each employee’s level of participation may be. The thresholds set by the Board must be met by the end of the fiscal year in order for each eligible employee to receive an award under the MIP for that year.

        The stock options granted under the Company’s ISO Plans are designed to create a proprietary interest in the Company among its executive officers and other key employees and reward these executive officers and other key employees directly for appreciation in the long-term price of the Company’s Common Stock. The ISO Plans directly link the compensation of executive officers and other key employees to gains by the stockholders and encourages the executive officers, directors, and other key employees to adopt a strong stockholder orientation in their work. In 2004, options were granted to one key employee of the Company.

The above report is presented by the Board of Directors:

Louis V. Aronson II Robert A. Aronson Barbara L. Collins Paul H. Einhorn	Erwin M. Ganz I. Leo Motiuk Gerard J. Quinnan Justin P. Walder

PERFORMANCE GRAPH

        The following line graph compares the yearly percentage change in the cumulative total stockholder returns on the Company’s Common Stock during the five fiscal years ended December 31, 2004, with the cumulative total returns of the NASDAQ Stock Market (U.S. Companies) Index and the Russell 2000 Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS AMONG THE COMPANY,
NASDAQ STOCK MARKET INDEX AND RUSSELL 2000 INDEX

        This graph assumes that $100 was invested in the Company’s Common Stock on December 31, 1999, in the NASDAQ Stock Market (U.S. Companies) Index and in the Russell 2000 Index, and that dividends are reinvested.

        The Company has determined that it is not possible to identify a published industry or line-of-business index or a peer group of companies since the Company has two distinct lines of business. The Company has selected the Russell 2000 Index since it is composed of companies with small capitalizations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under SEC rules, the Company is required to review copies of beneficial ownership reports filed with the Company which is required under Section 16(a) of the Exchange Act by officers, directors and greater than 10% beneficial owners. Based solely on the Company’s review of forms filed with the Company, the Company believes that no information is required to be reported under this item.

CERTAIN LITIGATION

Steel Partners II, L.P., et al v. Louis V. Aronson II, Robert A. Aronson, Erwin M. Ganz, I. Leo Motiuk, Gerard J. Quinnan, Justin P. Walder, Saul H. Weisman, Carl W. Dinger III and Ronson Corporation

        On March 25, 2003, a derivative lawsuit was filed against the directors of Ronson in the Superior Court of New Jersey, Chancery Division, Essex County by Steel Partners II, L.P. and Warren G. Lichtenstein. The lawsuit alleges, among other matters, breach of fiduciary duty and an absence of disinterestedness by the defendants, and use of corporate control to advance their own interests. The lawsuit seeks monetary damages on behalf of Ronson as well as equitable relief to invalidate the Company’s shareholder rights agreement and certain consulting agreements, to enjoin performance of agreements with certain directors and to require the Company’s President and C.E.O. to divest those shares acquired, and not to acquire additional shares while the shareholder rights agreement has been or remains in place. A special committee of two independent directors was created by the Board of Directors of the Company to investigate and evaluate the allegations made in the lawsuit. The committee concluded that none of the directors breached any fiduciary duty owed to the Company or its shareholders, that it is not in the best interests of the Company or its shareholders to continue legal action against the directors on any of the claims asserted in the derivative complaint and that the Company seek to dismiss the derivative action. The Company’s directors have vigorously denied the claims and have moved to have the complaint dismissed. That motion to dismiss was denied in February 2004.

        The Company’s directors will continue to contest and to vigorously defend against the claims.

        On June 21, 2004, the Superior Court of New Jersey granted the motion of the Ronson directors, over the objection of Steel Partners II, L.P., to bifurcate the case. As a result, trial of all claims and defenses in the derivative suit, other than the defense based upon the report and findings of the Special Litigation Committee, will be held in abeyance pending trial of the Special Litigation Committee defense. The trial of the Special Litigation Committee defense was conducted in March, 2005. The parties have submitted post-trial memoranda, and await the Superior Court’s determination of the Special Litigation Committee defense.

        On July 23, 2004, Ronson Corporation and certain of its directors filed a Counterclaim and Third-Party Complaint against Steel Partners II, L.P., Warren G. Lichtenstein and certain close associates -- namely, Jack Howard, Howard M. Lorber and Ronald Hayes. The Counterclaim and Third-Party Complaint is based upon the New Jersey Shareholders Protection Act, and seeks compensatory and punitive damages, costs of suit and interest, as well as entry of a judgment directing the public disclosure of all limited partners of Steel Partners II, L.P., and persons acting directly or indirectly in concert with them in connection with the acquisition or attempted acquisition of stock in, or control of, Ronson Corporation. All discovery and other proceedings in connection with the Counterclaim and Third-Party Complaint are being held in abeyance pending the Court’s decision on the Special Litigation Committee defense.

Steel Partners II, L.P. v. Louis V. Aronson II, Robert A. Aronson, Barbara L. Collins, Carl W. Dinger III, Paul H. Einhorn, Erwin M. Ganz, Daryl K. Holcomb, I. Leo Motiuk, Gerard J. Quinnan, Justin P. Walder, and Saul H. Weisman

        On or about April 14, 2005, Steel Partners II, L.P. commenced an action, on its own behalf as a shareholder of the Company, in the United States District Court for the District of New Jersey, against the current directors (other than Dr. David) of the Company, as well as Daryl K. Holcomb, the Company’s chief financial officer, and Carl W. Dinger, a shareholder of and consultant to the Company. The Complaint alleges, among other things, that defendants should be treated collectively as an “Acquiring Person” under the Company’s Shareholder Rights Agreement, and that their acquisition and ownership of more than 12% of the outstanding stock of the Company has triggered the provisions of the Shareholder Rights Agreement with respect to the offering of rights to shareholders, including Steel Partners II (notwithstanding that in its derivative action in the Superior Court of New Jersey, Steel Partners has challenged the legality and enforceability of the Company’s Shareholder Rights Agreement). The Complaint alleges further that the defendants have violated reporting requirements under Section 13(d) of the Securities Exchange Act and Rule 13-d promulgated by the Securities Exchange Commission by failing to disclose an alleged agreement to coordinate their purchases of the Company’s stock for the purposes of placing voting control in the hands of Louis V. Aronson II and for other undisclosed purposes.

        The Company’s directors and its chief financial officer intend to contest the allegations of this second complaint filed by Steel Partners and vigorously defend the action. The Company’s directors and its chief financial officer have filed a motion to dismiss Steel Partners’ federal court complaint, which motion is scheduled for consideration by the Court in October 2005.

2. INDEPENDENT AUDITORS

        Demetrius & Company, L.L.C., has been selected and is recommended to stockholders for ratification as auditors for the year ending December 31, 2005. A representative of Demetrius & Company, L.L.C. is expected to attend the Meeting with the opportunity to make a statement and respond to appropriate questions from stockholders present at the Meeting.

        The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Demetrius & Company, L.L.C.

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT AUDITORS

        The fees billed for services provided to the Company by Demetrius & Company, L.L.C., for the years 2004 and 2003 were as follows:

	2004	2003
Audit fees	$80,400	$82,600
Audit-related fees	—	—
Tax fees, primarily related to
tax return preparation	14,000	15,900
All other fees	—	575

        The Audit Committee has determined that the provision of the services covered under the caption All Other Fees above is compatible with maintaining Demetrius & Company, L.L.C.‘s independence. In addition, the Audit Committee of the Board of Directors pre-approves substantially all of the services of the Company’s auditing firm. These pre-approved services are approved by the Audit Committee based upon “not to exceed” proposals in advance of the Company’s Annual Meeting of Stockholders. In the year ended December 31, 2003, fees from services provided which had not been pre-approved, but were subsequently reviewed and approved, were $1,000 (none in 2004).

FINANCIAL STATEMENTS

        For financial statements of the Company and its subsidiaries, stockholders are requested to refer to the Company’s Annual Report for 2004 sent to stockholders in May 2005.

CONTACTING THE BOARD OF DIRECTORS

        The Company believes that it is important for stockholders to be able to communicate with its directors. Stockholders interested in communicating directly with the Board, the Chairman or the non-management directors as a group may do so by sending a letter to Board of Directors, c/o Corporate Secretary, Ronson Corporation, P.O. Box 6707, Somerset, NJ 08875. Inquiries and other communications may be submitted anonymously and confidentially.

        The Corporate Secretary will review the correspondence and forward it to the Chairman of the Board, the Nominating Committee, Chairman of the Audit Committee or to any individual director or group of directors or Committee of the Board to whom the communication is directed, as applicable, if the communication is relevant to and consistent with the Company’s business and financial operations, policies and corporate philosophies.

        The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such communications that are reasonably determined to be unduly hostile, threatening, and illegal or are otherwise not reasonably related to the Company’s business.

MISCELLANEOUS

        Financial and other reports will be presented at the Meeting, and minutes of the previous meeting of stockholders will be made available for inspection by stockholders present at the Meeting, but it is not intended that any action will be taken in respect thereof.

        At the time of filing this proxy statement with the SEC, the Board was not aware that any matters not referred to herein would be presented for action at the Meeting. If any other matters properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the Meeting.

        Proposals by stockholders intended to be presented at the 2006 Annual Meeting of Stockholders must be received by the Company no later than June 1, 2006, in order to be included in the proxy statement and on the form of proxy which will be solicited by the Board in connection with that meeting.

Justin P. Walder Secretary

        Date: September 27, 2005

        Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Meeting, the Company will provide without charge a copy of its Annual Report on Form 10-K as filed with the SEC for the year 2004.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY RONSON CORPORATION Corporate Park III, Campus Dr., P.O. Box 6707 Somerset, New Jersey 08875

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 27, 2005

        The undersigned, revoking all previous proxies, hereby appoints LOUIS V. ARONSON II, JUSTIN P. WALDER and ERWIN M. GANZ, and each of them, proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 10:00 a.m. (Eastern Daylight Time) on October 27, 2005, at the Quality Inn, 1850 Easton Avenue, Somerset, New Jersey, and at any adjournment thereof, as indicated below on those matters described in the proxy statement and in accordance with their discretion on such other matters as may properly come before the meeting.

The Board of Directors RECOMMENDS a vote "FOR" Items #1 and 2.
	For	With- hold	Except
1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐

Class I (term expires at 2006 Annual Meeting of Stockholders):

Edward E. David, Jr.

Class III (term expires at 2008 Annual Meeting of Stockholders):

Louis V. Aronson II Paul H. Einhorn I. Leo Motiuk

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "Except" and write that nominee's name in the space provided below.

	For	Against	Abstain
2. To ratify the appointment of DEMETRIUS & COMPANY, L.L.C., as independent auditors for the year 2005.	☐	☐	☐

        This proxy is solicited on behalf of Ronson Corporation's Board of Directors.

Please be sure to sign in the box below and date this Proxy	Date
Stockholder(s) sign above

Before signing, see statement on reverse side.

^ Detach above card, sign, date and mail in postage-paid envelope provided. ^

RONSON CORPORATION

        THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, PROXY WILL BE VOTED (1) FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THIS PROXY and (2) FOR RATIFICATION OF THE APPOINTMENT OF DEMETRIUS & COMPANY, L.L.C., AS INDEPENDENT AUDITORS FOR THE YEAR 2005.

        Please sign your name (or names) exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

        THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, PROXY WILL BE VOTED (1) FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THIS PROXY AND (2) FOR RATIFICATION OF THE APPOINTMENT OF DEMETRIUS & COMPANY, L.L.C., AS INDEPENDENT AUDITORS FOR THE YEAR 2005.